Exhibit 4.1

THIS PROMISSORY NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 29, 2021 AMONG THE BORROWER, HOLDER AND CP BF FUNDING, LLC (AS MODIFIED AND AMENDED FROM TIME TO TIME).

FORM OF PROMISSORY NOTE

Las Vegas, Nevada	€10,000,000
November 29, 2021 ("Effective Date")

WHEREAS ESPORTS TECHNOLOGIES, INC., a Nevada corporation (“EBET”), and Esports Product Technologies Malta Ltd. a Maltese company (“Esports Malta” and together with EBET hereinafter called collectively the “Borrower”) and Aspire Global Plc (the “Holder”) have entered into that certain Share Purchase Agreement dated October 1, 2021 (the "SPA"), whereby Esports Malta, a wholly owned subsidiary of EBET, agreed to purchase from the Holder and its affiliated companies, the entire share capital of Karamba Ltd., a subsidiary of the Holder, in consideration of a purchase price of Sixty Five Million Euro (€65,000,000) (the "Purchase Price") pursuant to the terms of the SPA;

WHEREAS the Borrower have entered into that certain Credit Agreement (“Credit Agreement”) with CP BF Lending, LLC (“CPBF”) dated as of November 29, 2021.

FOR VALUE RECEIVED, and as of the Effective Date first referenced hereinabove, the Borrower, issues this Promissory Note (“Note”) and hereby promises to pay to the Holder an amount of Ten Million Euro (€10,000,000) according to proof (“Principal Amount”) on account of the Purchase Price, on or before the Maturity Date (as defined herein), unless otherwise prepaid by the Borrower or extended by mutual written agreement between the Borrower and the Holder.

Borrower shall pay interest on the unpaid principal balance (“Interest”) hereof at the rate of ten percent (10%) per annum (“Interest Rate”) in accordance with Article I, Section 1 below and until the Principal Amount hereunder is paid in full. Interest shall commence accruing on the Effective Date and shall be computed on the basis of a 365-day year and the actual number of days elapsed. All payments due hereunder shall be made in full in lawful money in Euro without any deduction or withholding for tax (unless it is required by applicable law, and if so required, the sum payable by Borrower shall be increased as necessary after such deduction or withholding so that the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made). All payments shall be made at such address or by wire of immediately available funds as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.

“Maturity Date” shall be defined as the earlier of (a) that date which is four (4) years from the Effective Date (unless extended in accordance with the terms and conditions below) or (b) the occurrence of a liquidity event including (i) a sale, transfer or other disposition of assets constituting all or substantially all of either Borrower’s assets or shares, (ii) the merger, share exchange, or consolidation of either Borrower into another entity or the delisting of EBET’s common stock from NASDAQ and such common stock is not relisted with NASDAQ within ninety (90) days of such delisting, (iii) the repayment in full of the Principal Amount plus any accrued Interest.

“Operator Agreement” shall be defined as that certain business to consumer white label operator services agreement to be entered into by and between the parties hereto or their affiliates, whereby certain terms and conditions were agreed including certain net gaming revenue sharing percentages and otherwise.

1

The Principal Amount may be prepaid by the Borrower without the Holder’s prior express written consent at any time and without penalty, plus any accrued interest on the amount prepaid.

The parties have agreed to the following terms and conditions of this Note:

Article I. PAYMENT AND INTEREST; COVENANTS; CONVERSION

1.1  Payment of Principal Amount and Interest.

The parties agree that repayment of the Principal Amount and Interest shall be deferred (i) for the first twenty-four (24) months subsequent to the Effective Date hereof (the "Second Year Anniversary").

(a) Balance Threshold attained as of Second Anniversary. As of the Second Year Anniversary, if the amount due and payable to CPBF is equal to or less than USD $15,000,000 (USD $15,000,000 being the “Balance Threshold”) then the Borrower shall repay to the Holder the Principal Amount plus any accrued interest in three (3) equal installments payable annually starting on the first day of the Second Year Anniversary and on each annual anniversary thereafter until the Principal and interest accrued is paid in full.

(b) Balance Threshold attained subsequent to Second Anniversary. If the Balance Threshold is attained at a date subsequent to the Second Year Anniversary, then Borrower shall repay to Holder the Principal Amount plus any accrued interest in three (3) equal installment payments, with each installment payment date being determined by dividing the number of days then remaining to the Maturity Date by three (3) and the resultant dates each becoming a payment date and with the first installment payment due no greater than 30 days from the date that said Balance Threshold was attained and thereafter on each of the 2nd and 3rd resultant payment dates, with the 3rd and final installment payment due on the Maturity Date. Any and all payment of the Principal Amount and Interest shall be payable on or before the Maturity Date.

(c) Interest. Interest shall accrue on the Principal Amount at the Interest Rate and such accrual shall commence on the Effective Date. However, no Interest payment shall be due from Borrower or payable to Holder hereunder until the Second Year Anniversary date should the Note remain unpaid at such time. Should the Note remain unpaid at the Second Year Anniversary date, the total accrued Interest due at that time shall be paid by Borrower at the Second Year Anniversary for said accrued Interest for the period from Effective Date through the Second Year Anniversary date. Thereafter, and on each annual anniversary date thereafter the Second Anniversary date, the Interest due for the prior annual period shall be paid as accrued for said period at the Interest Rate on the Note balance due at that time. All amounts due and payable shall be paid pro rata should payment be made hereunder at any time that is not an anniversary date. No payments of Interest shall be due from Borrower or paid to Holder at any time the amount due and payable to CPBF exceeds the Balance Threshold.

1.2  Covenants.

(a) Option of Holder at an Event of Default. For so long as the amount due under the Credit Agreement from Borrower (or its affiliates) to CPBF at any time applicable herein is equal to or less than the Balance Threshold and at such time if payment is due to Holder pursuant to Section 1.1(a) above, and an Event of Default (as defined below) shall have occurred, then the parties agree as a material condition hereof and inducement to enter this Note that, at the election of the Holder, either (i) without derogating from the Holder's rights pursuant to Section 2.6 below, the Operator Agreement shall be amended solely in connection with the Section 2.1 of Schedule 1 of said Operator Agreement (and/or such other applicable sections) such that the “Aspire Fee” shall increase by 5% (e.g. for illustration purpose only, if the Aspire Fee is 25%, then it shall increase to 30%) during the continuation of the Event of Default and until the amount at default is fully repaid, or (ii) as a sole and exclusive remedy hereunder, the Holder shall be entitled to convert the Principal Amount plus any accrued interest into Conversion Shares (as defined below) of EBET, in accordance with the provisions set out in Section 1.3 below.

2

(b) Option of Holder if Balance Threshold is not Attained as of Second Year Anniversary. If as of the Second Year Anniversary date (as defined herein) the amount due under the Credit Agreement from Borrower (or its affiliates) to CPBF is greater than the Balance Threshold, then the parties agree at the option of the Holder, that the Holder shall be entitled to elect to either (i) as a sole and exclusive remedy hereunder (the election of which shall forever terminate any and all rights of Holder to collect cash payment(s) under Section 1.1 hereinabove), convert the Principal Amount plus any accrued interest into common stock shares of EBET, in accordance with the provisions set out in Section 1.3 below, or (ii) apply an increase of 5% in payment in kind (“PIK”) interest rate (in addition to the Interest) during the continuation of such time at the Balance Threshold is not attained and until the Balance Threshold is attained, which the Holder shall be entitled to convert into common stock shares of the Borrower in accordance with the conversion formula provisions of Section 1.3 below.

(c) Option of Holder to Extend if Balance Threshold is not Attained as of the Second Year Anniversary. If as of the Second Year Anniversary date or any annual period in which payment is due to Holder thereafter the amount due under the Credit Agreement from Borrower (or its affiliates) to CPBF is greater than the Balance Threshold, then the Holder may elect to extend the Maturity Date on written notice to Borrower for an additional one year from each annual anniversary date in which payment is due hereunder (“Maturity Date Extension”). For the avoidance of doubt, an extension of the Maturity Date by one year shall also extend the commencement of each remaining installment due by one year. Should the Holder make such Maturity Date Extension, then for each such election of a Maturity Date Extension the Holder at its sole election may elect to extend the term of the Operator Agreement for one (1) additional year.

1.3       Conversion of Payment and Interest. Upon the occurrence of an Event of Default and as a sole and exclusive remedy hereunder (the election of which shall forever terminate any and all rights of Holder to collect cash payment(s) under Section 1.1 hereinabove), the Holder may elect upon written notice to Borrower to convert the entire outstanding Principal Amount plus any accrued interest (and if applicable, PIK interest) into fully-paid and non-assessable shares of common stock of EBET (the "Conversion Shares") at a price per share based on the volume weighted-average per-share price of EBET for the ten (10) days prior to the date of the occurrence of the Event of Default (“Conversion Price”). In no event shall the Conversion Price be lower than $18.00 per share (as adjusted for stock splits, stock dividends, consolidations or similar events occurring after the date hereof) and the total maximum number of common stock shares that may be issued to Holder upon any such conversion hereunder Section 1.3 in the aggregate shall be 650,000 shares (as adjusted for stock splits, stock dividends, consolidations or similar events occurring after the date hereof).

1.4 Notices to Holder. Borrower shall promptly notify the Holder (i) when the amount due and payable to CPBF falls below the Balance Threshold, (ii) amounts due and payable to CPBF have been fully paid and the date of such payment, and (iii) when the Borrower receives a notice of default from CPBF at which time Borrower shall promptly provide Holder a copy of such notice of default. Additionally, upon the Holder’s request from time to time, the Borrower shall promptly provide the Holder with the current balance owned to CPBF (including interest and other fees). Borrower shall promptly notify and keep the Holder up to date in respect of any collection actions or enforcement actions against it or any of its subsidiaries including the filings of any bankruptcy or insolvency proceedings taken in respect of amounts due and payable to CPBF.

Article II. EVENTS OF DEFAULT

Any of the following events shall constitute an event of default (each, an “Event of Default”):

2.1  Breach of Payment Obligations. The Borrower's failure to make any payment pursuant to this Note within twenty (20) calendar days of its due date;

2.2  Breach of Nonpayment Obligations. The Borrower's material breach of any of its obligations under this Note including issuing any Conversion Shares under the terms of this Note, other than its obligation to make payments hereunder;

2.3  Cross-default. The Borrower's material default of any debt, loan or credit agreement other than this Note, which remains uncured subject to the applicable terms of such agreement (including the amounts owing under the Credit Agreement);

3

2.4  Receiver or Trustee. The Borrower's or any subsidiary of the Borrower's entering into an assignment for the benefit of creditors, or application for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

2.5  Bankruptcy. The Borrower's election of a voluntary or involuntary bankruptcy, insolvency, reorganization, assignment for benefit of creditors or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors or should any such proceedings be instituted by or against the Borrower or any subsidiary of the Borrower;

2.6  then, upon the occurrence of any Event of Default specified in Sections 2.1, 2.2, 2.3, 2.4 or 2.5, subject to the terms of the Subordination Agreement (as defined below), at the option of the Holder, this Note shall become immediately due and payable in full and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the sum of (y) the then outstanding Principal Amount of this Note plus (z) accrued and unpaid Interest (including any PIK interest) on the unpaid principal amount of this Note to the date of payment (the then outstanding principal amount of this Note to the date of payment plus the amounts referred to in clause (z) shall collectively be known as the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

Article III. UNSECURED SUBORDINATED NOTE

3.1  Subordinated Note. This Note and all sums due hereunder including the payment of the Principal Amount and Interest shall at all times be subject to the terms of that certain Subordination Agreement by and between the Holder, Borrower and CPBF dated concurrently with the date herewith (the “Subordination Agreement”).

3.2  Notwithstanding the above, but in all cases subject to the terms of the Subordination Agreement, nothing shall prevent Holder from exercising its rights to (a) convert any amounts due at such time from Borrower hereunder into common stock of EBET in accordance with Section 1.3 above (b) extend the term of the Operator Agreement under 1.2 above or (c) receive payments from the Borrower under this Note to the extent that the amounts owing to CPBF are below the Balance Threshold.

3.3  Unsecured Note. This Note and all sums due hereunder are unsecured by any form of security interest, chattel property, good, property, stock or otherwise and Borrower grants no security interest to Holder. Holder agrees that no lien, UCC-1 filing or other form of security interest, security agreement or lien will ensue, be filed or issued hereafter in connection with this Note.

Article IV. MISCELLANEOUS

4.1  Representations & Warranties of the Borrower.

(a) The Borrower hereby represents and warrants to the Holder as follows on the date hereof and on each day until the amounts owing under this Note are fully repaid: (A) The execution, delivery and performance by the Borrower of this promissory note (including the issue of any Conversion Shares) is within the power of the Borrower and has been duly authorized by all necessary actions on the part of the Borrower and do not require any action, filing or registration with any governmental authority or third party except as shall have already been obtained and in full force and effect. This promissory note constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and is not in violation of (i) the Articles of Incorporation of the Borrower nor any other constitutional document of the Borrower, (ii) any statute, rule or regulation applicable to the Borrower, or judgement decree or ruling of any applicable regulatory authority, or (iii) any material indenture or contract to which the Borrower is a party or by which it is bound, and (B) upon any conversion of the Principal Amount and other amounts hereunder as set forth herein, the Conversion Shares shall be duly and validly issued, fully paid and non-assessable, issued in compliance with all applicable securities laws, and free and clear of any encumbrances or other restrictions on transfer of any kind (including, without limitation, preemptive rights), other than as set out in Section 5.11 of the SPA.

4

(b) So long as any balance due under this Note remains outstanding, Borrower will not without Holder’s prior written consent incur additional indebtedness equal to or senior in priority to that of the amounts owing under this Note to the Holder (other than the amounts due under the Credit Agreement from Borrower to CPBF).

4.2  Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.3  Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by overnight courier and shall be deemed to have been given upon receipt if personally served (which shall include facsimile transmission) or sent by courier. For the purposes hereof, the address of the Holder shall be 135 High St., Sliema, Malta; and the address of the Borrower shall be 197 E. California Ave., Ste. 302, Las Vegas, Nevada 89104 and facsimile at 1-(310)-919-2810. Both the Holder and the Borrower may change the address for service by service of written notice to the other as herein provided.

4.4  Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.5  Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Borrower may not assign or delegate its rights and obligations hereunder without the prior written consent of the Holder. Holder may assign or transfer its rights under this Note to (i) any “accredited investor” (as defined in Rule 501(a) of the 1933 Act) and/or (ii) to any of its direct or indirect subsidiaries or other members of its corporate group.

4.6  Governing Law. THIS NOTE SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS. THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL AND STATE COURTS LOCATED IN CLARK COUNTY, NEVADA WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS NOTE, THE AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. BOTH PARTIES FURTHER AGREE THAT SERVICE OF PROCESS UPON A PARTY MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE PARTY IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT EITHER PARTY’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. BOTH PARTIES AGREE THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER. THE PARTY WHICH DOES NOT PREVAIL IN ANY DISPUTE ARISING UNDER THIS NOTE SHALL BE RESPONSIBLE FOR ALL FEES AND EXPENSES, INCLUDING ATTORNEYS’ FEES, INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH SUCH DISPUTE.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its duly authorized officer this __day of November 2021.

FOR: BORROWER

ESPORTS TECHNOLOGIES, INC. (“Borrower”)

By:

Name: Aaron Speach

Its: CEO

5

Esports Product Technologies Malta Ltd.

By:

Name: Aaron Speach

Its: CEO

Aspire Global Plc

("Holder")

By:

Name: Isaac (Tsachi) Maimon

Its: CEO

6